Exhibit 99.1

For Immediate Release

Media Relations Contact:

Corporate Communications 479-273-4314

Sarah Clark 479-273-4314

Investor Relations Contact:

Investor Relations 479/273-8446

Pauline Tureman 479/277-9558

Wal-Mart Announces Management Changes

and Organization Realignment

Bentonville, Ark., Sept. 30, 2005 – Wal-Mart Stores, Inc. announced key management changes and a realignment of responsibilities for some of its most senior executives, effective today.

Wal-Mart Stores and Wal-Mart International

John Menzer, president and CEO of Wal-Mart International, and Mike Duke, president and CEO of Wal-Mart Stores, U.S.A., have been promoted to vice chairman positions within the company. Menzer will take responsibility for major functions of the U.S. business, and Duke will take over leadership of Wal-Mart International, the company’s fastest-growing division.

Eduardo Castro-Wright, executive vice president and chief operating officer of Wal-Mart Stores, U.S.A., has been named president and CEO of Wal-Mart Stores, U.S.A., reporting to Menzer. Pat Curran, senior vice president and a divisional manager for Wal-Mart Stores, U.S.A., has been promoted to executive vice president for store operations, reporting to Castro-Wright.

Lee Scott, Wal-Mart president and CEO, said the shift in responsibilities for Menzer and Duke would benefit both the U.S. and international businesses.

“John will continue to accelerate changes in the largest segment of our business,” Scott said. “During the last six years, he transformed Wal-Mart International into a well-organized, fast-growing and profitable business. Prior to that, as Wal-Mart’s corporate chief financial officer, John established a solid track record as a business strategist who delivers results.”

In addition to his responsibility for Wal-Mart Stores, U.S.A., Menzer will head the divisions responsible for real estate, logistics, information services, benefits, global procurement, financial services, store planning and strategic planning.

Scott said Duke’s experience heading Wal-Mart’s largest operating unit in the U.S., coupled with his previous experience as head of the company’s logistics operations, makes him uniquely qualified to run Wal-Mart’s international business.

“Mike has brought to the U.S. operations exactly what was needed during the last couple of years,” said Scott. “Mike has the ability and the management confidence to delegate responsibility to the best people in his organization, and develop and promote them. This new assignment will give us the opportunity to apply those skills to our overseas operations.”

As president of Wal-Mart Stores, U.S.A., Castro-Wright will be responsible for operations, merchandising, marketing, specialty divisions and new business development in the company’s U.S. Wal-Mart Stores, Supercenters and Neighborhood Markets.

“Since coming to the U.S. six months ago as the chief operating officer, Eduardo’s passion and vision have helped us focus on how to serve our customers better while improving the performance and profitability of our stores,” Scott said. “In his role as president and CEO of Wal-Mart Mexico, Eduardo led the team to high standards of performance and growth.”

Scott said Curran, who takes on operational responsibility for all Wal-Mart stores in the U.S., is a great Wal-Mart success story. He added, “Pat started as an hourly store associate in the pet department over 22 years ago. She has served in a number of management positions, including department manager, store manager and divisional merchandise manager. These experiences will help her serve our customers, our stores and all our associates as she assumes this key position. Pat is a respected leader, a terrific communicator and talented merchant. I look forward to the contributions she will make to Wal-Mart’s senior management team.”

“These changes represent an opportunity to boost our performance and help us become a more diverse and global enterprise,” said Rob Walton, chairman of Wal-Mart’s board of directors. “John and Mike’s new responsibilities take full advantage of the skills they bring to our company. Elevating them to vice chairmen will position them to contribute more broadly to the company.” In addition, Walton said, “Eduardo, with Pat’s assistance, will bring new perspectives and fresh ideas to our business in the U.S. and help us accelerate the changes we need to make.”

SAM’S CLUB

Greg Spragg, executive vice president for SAM’S CLUB operations, has been named executive vice president for the SAM’S CLUB merchandising and replenishment division, reporting to Doug McMillon, president and CEO for SAM’S CLUB. “Greg and his team have greatly improved our relationship with our members. His past experience in merchandising makes him the perfect choice to continue improvement in this area,” Scott said.

Additionally, Greg Johnston, regional vice president for SAM’S CLUB, has been promoted to executive vice president for SAM’S CLUB operations, reporting to McMillon. “Greg is another great example of career success in the company,” said Scott. “He started out as an hourly store associate 23 years ago at our first Rogers, Arkansas store and has grown into one of our most promising leaders.

“These changes, along with yesterday’s announcement of Mark Goodman as executive vice president of marketing and membership at SAM’S CLUB, position us well to grow the business,” said Scott.

Wal-Mart Stores, Inc. operates Wal-Mart Stores, Supercenters, Neighborhood Markets and SAM’S CLUB locations in the United States. The company operates in Argentina, Brazil, Canada, China, Germany, Japan, Mexico, Puerto Rico, South Korea and the United Kingdom. The company’s securities are listed on the New York and Pacific stock exchanges under the symbol WMT. Online merchandise sales are available at www.walmart.com. Press releases and other Wal-Mart facts are available at www.walmartfacts.com.

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